Mueller Industries, Inc. Reports Third Quarter Results

Quarterly and Year-to-Date Earnings

MEMPHIS, Tenn., Oct. 25, 2011 /PRNewswire/ -- Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's net income in the third quarter was $10.5 million, or 27 cents per diluted share, on net sales of $585.8 million. This compares with net income of $18.9 million, or 50 cents per diluted share, on net sales of $507.2 million in the third quarter of 2010. The third quarter 2011 results were affected by the precipitous decline in copper prices, resulting in a pretax charge of $6.8 million (or approximately 12 cents per diluted share after tax). Without these charges, earnings would have been 39 cents per diluted share.

Year-to-date, the Company earned $73.4 million, or $1.92 per diluted share, which includes a gain of 18 cents per diluted share related to a favorable litigation settlement. For the same period of 2010, net income was $68.4 million, or $1.81 per diluted share, which includes an insurance settlement gain of 59 cents per diluted share.

Net sales for the first nine months of 2011 were $1.93 billion compared with net sales of $1.53 billion for the same period a year ago.

Financial and Operating Highlights

Regarding the third quarter of 2011, Mr. Karp said:

  "The average price of copper was $4.07 per pound in the third quarter of 2011, which compares with $3.30 per pound in the third quarter of 2010. Copper prices reached a high of $4.47 per pound early in the third quarter 2011, and at the end of the quarter stood at $3.15 per pound.
  "Our Plumbing & Refrigeration segment posted operating earnings of $13.9 million on net sales of $325.8 million compared with operating earnings of $11.5 million on net sales of $282.7 million in the third quarter of 2010. The increase in net sales was due to higher selling prices on 5.1 percent lower unit volume.
  "Our OEM segment posted operating earnings of $12.2 million during the third quarter of 2011 on net sales of $266.6 million, which compared with operating earnings of $23.0 million on net sales of $229.0 million for the same period in 2010. The increase in net sales was attributable to higher selling prices on 8.1 percent lower unit volumes.
  "In September, a portion of our Wynne, Arkansas, manufacturing operations was damaged by fire.  Fortunately, no one was injured. Our efforts in providing our customers with the full range of products required have been successful.
  "Mueller ended the quarter with $448.9 million in cash, or $11.74 per share.
  "Total stockholders' equity was $856.2 million which equates to a book value per share of $22.40.
  "Mueller's current ratio remains excellent at 4 to 1 and our working capital is $800.4 million. Leverage is conservative with a ratio of debt to total capitalization at 19.1 percent."

Business Outlook

Regarding the outlook, Mr. Karp said, "The near-term outlook for the housing sector continues to be subdued; however, the construction of multi-family housing is improving. Commercial construction is also showing glimmers of better times ahead.

"We believe that the employment picture must brighten as a prerequisite for improvement in the housing market."

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended		For the Nine Months Ended
	October 1,	September 25,	October 1,	September 25,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net sales	$ 585,809	$ 507,240	$ 1,926,413	$ 1,532,896

Cost of goods sold	523,984	437,597	1,687,735	1,317,290
Depreciation and amortization	8,716	9,934	27,581	30,372
Selling, general, and administrative expense	34,245	28,810	102,944	99,601
Litigation settlement	-	-	(10,500)	-
Insurance settlement	-	12	-	(21,284)

Operating income	18,864	30,887	118,653	106,917

Interest expense	(2,822)	(3,072)	(9,004)	(8,568)
Other income (expense), net	102	30	1,425	(2,348)

Income before income taxes	16,144	27,845	111,074	96,001

Income tax expense	(5,403)	(9,098)	(37,060)	(26,418)

Consolidated net income	10,741	18,747	74,014	69,583

Net (income) loss attributable to noncontrolling interest	(266)	162	(621)	(1,158)

Net income attributable to Mueller Industries, Inc.	$ 10,475	$ 18,909	$ 73,393	$ 68,425

Weighted average shares
for basic earnings per share	37,878	37,710	37,779	37,657
Effect of dilutive stock-based awards	483	92	367	77

Adjusted weighted average shares
for diluted earnings per share	38,361	37,802	38,146	37,734

Basic earnings per share	$ 0.28	$ 0.50	$ 1.94	$ 1.82

Diluted earnings per share	$ 0.27	$ 0.50	$ 1.92	$ 1.81

Dividends per share	$ 0.10	$ 0.10	$ 0.30	$ 0.30

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$ 325,776	$ 282,735	$ 1,053,434	$ 825,114
OEM Segment	266,560	228,981	899,982	718,965
Elimination of intersegment sales	(6,527)	(4,476)	(27,003)	(11,183)

Net sales	$ 585,809	$ 507,240	$ 1,926,413	$ 1,532,896

Operating income:
Plumbing & Refrigeration Segment	$ 13,884	$ 11,511	$ 68,357	$ 71,710
OEM Segment	12,172	22,994	60,634	56,057
Unallocated expenses	(7,192)	(3,618)	(10,338)	(20,850)

Operating income	$ 18,864	$ 30,887	$ 118,653	$ 106,917

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 1,	December 25,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 448,853	$ 394,139
Accounts receivable, net	315,709	269,258
Inventories	214,868	209,892
Other current assets	53,366	39,025

Total current assets	1,032,796	912,314

Property, plant, and equipment, net	207,761	229,498
Other assets	118,353	117,184

	$ 1,358,910	$ 1,258,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of debt	$ 52,827	$ 32,020
Accounts payable	65,743	67,849
Other current liabilities	113,823	95,258

Total current liabilities	232,393	195,127

Long-term debt	156,726	158,226
Pension and postretirement liabilities	39,649	40,939
Environmental reserves	23,111	23,902
Deferred income taxes	19,788	24,081
Other noncurrent liabilities	2,187	824

Total liabilities	473,854	443,099

Total Mueller Industries, Inc. stockholders' equity	856,189	788,736
Noncontrolling interest	28,867	27,161

Total equity	885,056	815,897

	$ 1,358,910	$ 1,258,996

	MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Nine Months Ended
	October 1,	September 25,
	2011	2010
	(Unaudited)
Operating activities:
Consolidated net income	$ 74,014	$ 69,583
Reconciliation of net income to net cash provided by
operating activities:
Depreciation and amortization	27,844	30,550
Stock-based compensation expense	2,583	2,185
(Gain) loss on disposal of properties	(99)	252
Insurance settlement	-	(21,284)
Insurance proceeds - noncapital related	10,000	5,561
Deferred income taxes	(2,785)	(8,386)
Income tax benefit from exercise of stock options	(867)	(89)
Changes in assets and liabilities, net of business acquired:
Receivables	(38,480)	(50,810)
Inventories	(10,432)	2,800
Other assets	(9,263)	6,158
Current liabilities	13,703	21,562
Other liabilities	1,907	2,839
Other, net	759	(225)

Net cash provided by operating activities	68,884	60,696

Investing activities:
Capital expenditures	(13,128)	(14,210)
Acquisition of business	(6,882)	(2,021)
Insurance proceeds	-	17,703
Proceeds from sales of properties	1,745	26
Net (deposits into) withdrawals from restricted cash balances	(5,120)	1,649

Net cash (used in) provided by investing activities	(23,385)	3,147

Financing activities:
Dividends paid	(11,345)	(11,300)
Debt issuance costs	(1,942)	-
Issuance of shares under stock-based incentive plans
from treasury	11,885	2,463
Income tax benefit from exercise of stock options	867	89
Acquisition of treasury stock	(8,211)	(85)
Repayments of long-term debt	(1,902)	-
Issuance (repayment) of debt by joint venture, net	19,316	(1,097)

Net cash provided by (used in) financing activities	8,668	(9,930)

Effect of exchange rate changes on cash	547	202

Increase in cash and cash equivalents	54,714	54,115

Cash and cash equivalents at the beginning of the period	394,139	346,001

Cash and cash equivalents at the end of the period	$ 448,853	$ 400,116

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME AS REPORTED
TO NET INCOME BEFORE LOWER-OF-COST-OR-MARKET RESERVE
(In thousands, except per share data)

Earnings without the lower-of-cost-or-market (LCM) reserve in the third quarter of 2011 is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding the LCM reserve is useful as it assists in comparing our results to competitors.  The LCM reserve resulted from the decrease in copper prices experienced near the end of the quarter, causing the Company to write-down approximately $6.8 million of certain inventories valued using the first-in, first-out (FIFO) and average cost methods to the lower-of-cost-or-market.  Reconciliation of net income as reported to earnings without the LCM reserve is as follows:

	For the Three Months Ended October 1, 2011
		Impact of	Pro forma
	As	LCM	Without
	Reported	Reserve	LCM Reserve
	(Unaudited)

Operating income	$ 18,864	$ 6,796	$ 25,660

Interest expense	(2,822)	-	(2,822)
Other income, net	102	-	102

Income before income taxes	16,144	6,796	22,940
Income tax expense	(5,403)	(2,379)	(7,782)

Consolidated net income	10,741	4,417	15,158

Net income attributable to noncontrolling interest	(266)	-	(266)

Net income attributable to Mueller Industries, Inc.	$ 10,475	$ 4,417	$ 14,892

Diluted earnings per share	$ 0.27	$ 0.12	$ 0.39

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME AS REPORTED
TO NET INCOME BEFORE LITIGATION SETTLEMENT, LOWER-OF-COST-OR-MARKET RESERVE,
AND INSURANCE SETTLEMENT
(In thousands, except per share data)

Earnings without the litigation settlement and lower-of-cost-or-market (LCM) reserve in 2011 and without the insurance settlement in 2010 is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding the LCM reserve is useful as it assists in comparing our results to competitors. Excluding the litigation settlement and insurance settlement is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business. The LCM reserve resulted from the decrease in copper prices experienced near the end of the quarter, causing the Company to write-down approximately $6.8 million of certain inventories valued using the first-in, first-out (FIFO) and average cost methods to the lower-of-cost-or-market. The litigation settlement resulted from the collection of proceeds from the lawsuit against Peter Berkman, Jeffrey Berkman, and Homewerks Worldwide LLC.  The insurance settlement resulted from the final settlement for losses claimed as a result of a fire at our U.K. subsidiary in November 2008, the results of which are not impacted by daily operations and are not expected to recur in future periods. Reconciliations of net income as reported to earnings without the litigation settlement, LCM reserve, and insurance settlement are as follows:

	For the Nine Months Ended October 1, 2011
				Pro forma
				Without
		Impact of	Impact of	Litigation
	As	Litigation	LCM	Settlement
	Reported	Settlement	Reserve	& LCM
	(Unaudited)

Operating income	$ 118,653	$ (10,500)	$ 6,796	$ 114,949

Interest expense	(9,004)	-	-	(9,004)
Other income, net	1,425	-	-	1,425

Income before income taxes	111,074	(10,500)	6,796	107,370
Income tax expense	(37,060)	3,675	(2,379)	(35,764)

Consolidated net income	74,014	(6,825)	4,417	71,606

Net income attributable to noncontrolling interest	(621)	-	-	(621)

Net income attributable to Mueller Industries, Inc.	$ 73,393	$ (6,825)	$ 4,417	$ 70,985

Diluted earnings per share	$ 1.92	$ (0.18)	$ 0.12	$ 1.86

		For the Nine Months Ended September 25, 2010
				Pro forma
			Impact of	Without
		As	Insurance	Insurance
		Reported	Settlement	Settlement
		(Unaudited)

Operating income		$ 106,917	$ (21,284)	$ 85,633

Interest expense		(8,568)	-	(8,568)
Other expense, net		(2,348)	-	(2,348)

Income before income taxes		96,001	(21,284)	74,717
Income tax expense (Note A)		(26,418)	(1,090)	(27,508)

Consolidated net income		69,583	(22,374)	47,209

Net income attributable to noncontrolling interest		(1,158)	-	(1,158)

Net income attributable to Mueller Industries, Inc.		$ 68,425	$ (22,374)	$ 46,051

Diluted earnings per share		$ 1.81	$ (0.59)	$ 1.22

(A) Realization of this insurance settlement resulted in a tax benefit primarily from the utilization of U.K. net operating losses that were previously reserved.

CONTACT: Kent A. McKee, +1-901-753-3208